Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Mittal Steel Company N.V. for the registration of $3,000,000,000 of debt securities, Class A common shares, warrants and units and to the incorporation by reference therein of our report dated October 28, 2004 (except for Note 1, Basis of preparation, as to which the date is November 26, 2004), with respect to the Consolidated Financial Statements of Iscor Limited and subsidiaries as of December 31, 2002 and 2003 and for each of the two years ended December 31, 2003, and of our report dated February 8, 2005, with respect to the Consolidated Financial Statements of Ispat Iscor Limited and subsidiaries as of and for the year ended December 31, 2004, included in Mittal Steel Company N.V.’s Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

As stated in our report dated October 28, 2004 (except for Note 1, Basis of preparation, as to which the date is November 26, 2004), with respect to the Consolidated Financial Statements of Iscor Limited and subsidiaries as of December 31, 2002 and 2003 and for each of the two years ended December 31, 2003, the Consolidated Financial Statements of Iscor Limited and subsidiaries as of December 31, 2002 and 2003 and for each of the two years ended December 31, 2003 were restated for the treatment of negative goodwill in conformity with International Financial Reporting Standards.

KPMG Inc.

/s/ KPMG Inc.

Registered Accountants and Auditors

Pretoria, South Africa
September 29, 2005